Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Steve Tanner
Executive VP, Chief Financial Officer
Real Mex Restaurants, Inc.
562-346-1202
steve.tanner@realmexrestaurants.com
Real Mex Restaurants Appoints Two New Board Members
Cypress, CA, July 16, 2009 — Real Mex Restaurants, Inc. (“RMR”) announced today the appointment of Jeff Campbell and Craig S. Miller to its Board of Directors. Anthony Polazzi and Raj Patel, who represented certain shareholders, will leave the Board in order to accommodate the new appointments.
Jeff Campbell is currently the Brinker Executive in Residence at San Diego State’s School of Hospitality and Tourism. He is also Chairman of “The Chairmen’s Roundtable”, a San Diego based organization composed of former CEO’s and entrepreneurs. Campbell is the former CEO of Burger King and ex-Chairman of the Pillsbury Restaurant Group. He also served as Senior Vice President for Brand Development for Pepsi-Cola as well as CEO of the Johnny Rockets and Catalina Restaurant Groups.
Craig S. Miller formed Miller-Sinton Capital Partners LLC in 2008 with his partner William C. Sinton. MSCP seeks investments and provides advisory services to the Restaurant Industry. Miller is the former President, CEO and Chairman of Ruth’s Chris Steak House, Inc. He has also served as President and CEO of Furr’s Restaurant Group and Uno Restaurant Corporation.
Dick Rivera, President, CEO and Chairman of Real Mex Restaurants commented that “Both of these new directors have significant and relevant experience which we expect to draw upon as we continue to execute our strategic plans. I have known both of them for many years and I am excited to have them join the Real Mex Board. I also appreciate the support that Anthony and Raj have provided and thank them for their willingness to vacate their positions to allow the new Board members to join our team. In the past ninety days we have refinanced our debt, introduced new menus in our three core concepts and launched a broader, more balanced advertising campaign. We are focused on enhancing the value proposition we offer our guests, improving our operations and capitalizing on the opportunities that exist to grow our market share.”
About Real Mex Restaurants, Inc.
Headquartered in Cypress, California, Real Mex Restaurants is the largest full-service, casual dining Mexican restaurant chain operator in the United States with 189 company owned restaurants, 155 in California and an additional 34 in 12 other states. They include 70 El Torito Restaurants, 68 company-owned Chevys Fresh Mex® Restaurants, 32 Acapulco Mexican Restaurants, 9 El Torito Grill Restaurants, 2 Sinigual Restaurants, the Las Brisas Restaurant in Laguna Beach, and several regional restaurant concepts such as Who-Song and Larry’s, Casa Gallardo and El Paso Cantina.
Real Mex Restaurants is committed to the highest standards and is dedicated to serving the freshest Mexican food with excellent service in a clean, comfortable and friendly environment. For more information please visit the company’s Web site at www.realmexrestaurants.com.